Exhibit 10.12

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (“Agreement”) is entered into as of the 8th day of June, 2012 (“Effective Date”) by and between Armstrong Medical Limited., a Northern Ireland company (“Armstrong”) and Allied Healthcare Products, Inc., a Delaware corporation (“Allied”).

RECITALS

A.	Allied and Armstrong are parties to a federal court action (“Action”) generally involving competing allegations regarding U.S. Patent No. 6,228,150.

B.	Armstrong owns, solely and exclusively, all rights under and to the Armstrong Patents, as those patents are defined below.

C.	In order to settle their differences with respect to the Action, the parties have entered into a Settlement Agreement and Mutual Release (“Settlement Agreement”) to which this Agreement is attached, all of the terms of which are incorporated herein by reference, and which requires the parties to enter into this Agreement.

D.	The foregoing recitals are incorporated as material terms of this Agreement.

NOW, THEREFORE, in consideration of the execution and performance of the Settlement Agreement, the foregoing premises, the agreements set forth herein and other good and valuable considerations, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS. As used in this Agreement, each of the following terms shall have the meanings as set forth below:

1.1	“’150 Patent” means U.S. Patent No. 6,228,150, owned by Armstrong.

1.2	“’309 Patent” means U.S. Patent No. 7,727,309, owned by Allied.

1.3	“Affiliate” means, with respect to a party, any Person that, now or hereafter, directly or indirectly, whether through one or more intermediaries, Controls, is Controlled by, or is under common Control with such party, where “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of a Person, whether through ownership of voting securities or by agreement or otherwise, but only for so long as such Person meets these requirements, and “Person” means any individual, corporation, partnership, joint venture, firm, limited liability company, trust, or other organization or entity.

1.4	“Allied Patents” means (i) the ‘309 Patent, (ii) all patents resulting from any reissues, or reexaminations of the ‘309 Patent, (iii) all foreign patents and patent applications corresponding to the ‘309 Patent (including without limitation those listed on Schedule B attached hereto), (iv) all patents issuing from any foreign patent applications (including any divisionals, continuations, continuations-in-part of any such applications) based on the ‘309 Patent (including, without limitation those listed on Schedule B), (v) all patents resulting from foreign procedures corresponding to reissues and reexaminations of the ‘309 Patent, and (vi) all rights embodied in each of the foregoing.

1.5	“Armstrong Patents” means (i) the ‘150 Patent, (ii) all patents resulting from any reissues or reexaminations of the ‘150 Patent, (iii) all foreign patents corresponding to the ‘150 Patent (including without limitation those listed on Schedule A, attached hereto) (iv) all patents issuing from any foreign patent applications (including any divisionals, continuations, continuations-in-part of any such applications) based on the ‘150 Patent (including, without limitation those listed on Schedule A), (v) all patents resulting from foreign procedures corresponding to reissues and reexaminations of the ‘150 Patent; and (v) all rights embodied in each of the foregoing.

1.6	“Field of Use” means all uses and applications of any kind, whether known or unknown.

1.7	“License” means the rights and licenses granted to Allied pursuant to Section 2.1 below.

1.8	“Restricted Entity(ies)” means Draegerwerk AG & Co. kGaA, General Electric Company, Intersurgical, Limited., W.R. Grace & Co., and Abbott Laboratories and their respective Affiliates.

1.9	“Settlement Payment” means the amount required to be paid to Armstrong in connection with the Action pursuant to the Settlement Agreement.

1.10	“Subject Technology” has the meaning set forth in Section 2.1.

1.11	“Term” has the meaning set forth in Section 5.1.

2.	LICENSE.

2.1	Grant. Subject to the terms and conditions set forth in this Agreement and the accompanying Settlement Agreement, including but not limited to the payment obligation reflected therein, Armstrong hereby grants to Allied, and Allied hereby accepts from Armstrong the following license (the “License”):

The non-exclusive, worldwide, perpetual, fully paid right and license under the Armstrong Patents, within the Field of Use, to (i) develop, make, have made and/or use, and (ii) offer for sale, sell, market, distribute, export, import and/or otherwise dispose of; any products or materials (and/or processes or methods for preparing or using the same) that are covered by one or more claims of the Armstrong Patents; so long as such products or materials contain lithium, either as a cation or within a compound, in greater than Trace Amounts (the “Subject Technology”). For purposes hereof, “Trace Amounts” means amounts of lithium that would ordinarily be expected in any product or material (such as, but not limited to, calcium hydroxide) having a purity that is acceptable for use in medical carbon dioxide absorbents.

2.2	Limited Right of Sublicense. While Allied continues to exercise one or more of its rights under the License, Allied shall have the right to grant sublicenses under the License except to Restricted Entities. If Allied grants a sublicense under the License to a Restricted Entity without Armstrong’s prior written consent, such purported sublicense shall be deemed void and of no effect, and this Agreement and the License shall be deemed terminated as of the time of the purported grant of the sublicense to the Restricted Entity. By way of clarification, Allied may grant sublicenses under the License to persons or entities other than the Restricted Entities without violating this Agreement.

2.3	No Challenges. During the Term, Allied shall not challenge the validity or enforceability of any of the Armstrong Patents, or assist any third party in doing so. During the Term, Armstrong shall not challenge the validity or enforceability of any of the Allied Patents, or assist any third party in doing so. If a party receives a demand through legal process by a third party to access information relating to the validity or enforceability of any of the other party’s patents or patent applications referenced in this Agreement, the requested party shall promptly notify the other party thereof in order to permit such other party to oppose such request.

3.	PATENT MARKING.

3.1	Marking. As set forth in this section, Allied agrees to mark or cause to be marked (“Mark”) all products incorporating the Subject Technology sold or distributed by Allied (“Subject Products”) by affixing a label to the packaging for such products as follows: U.S. Pat. No. 6,228,150 and U.S. Pat. No. 7,727,309. Allied shall use commercially reasonable efforts to Mark the Subject Products as soon as reasonably possible after the Effective Date, but in any event, all Subject Products sold or distributed by Allied after the expiration of ninety (90) days from the Effective Date shall be so Marked. Allied shall have no obligation to Mark any Subject Products that have been manufactured, sold or distributed prior to the expiration of ninety (90) days from the Effective Date.

3.2	Failure to Mark. If Allied fails to Mark Subject Products as required herein, Armstrong may, upon delivery of written notice to Allied specifying such failure together with a sample of the Subject Product that is not Marked, and Allied’s failure to correct any ongoing failure to Mark within sixty (60) days of delivery of such written notice, or demonstrate that Allied did not breach the obligation to Mark, have the right to terminate this Agreement for breach. Notwithstanding the foregoing, Armstrong shall have no right to terminate this Agreement for unintentional failures to Mark the Subject Products, provided correction is made promptly upon discovery. Upon reasonable request by Armstrong, Allied will cooperate in seeking to ensure that others making, using, selling, offering to sell and/or importing Subject Products on behalf of Allied comply with the marking requirements of Section 3.1, and in no event will Allied encourage or assist others in non-compliance with such section.

4.	TAXES.

4.1	Payment. Except with respect to withholding taxes withheld by Allied pursuant to the accompanying Settlement Agreement or pursuant to Section 7.2 below and solely for amounts that Allied is held liable, Armstrong shall pay (or reimburse Allied for) any and all taxes (including without limitation withholding taxes), excise taxes and similar fees, surcharges, charges or levies required by any government authority to be paid or withheld ("Taxes") in connection with any payments made pursuant to this Agreement or the accompanying Settlement Agreement. Notwithstanding the foregoing, Armstrong shall not be required to pay, and Allied shall pay, any interest or penalties arising as a result of Allied’s failure (i) to timely pay over any Taxes withheld from the Settlement Amount in accordance with the provisions of the accompanying Settlement Agreement, (ii) to timely pay any Taxes withheld from payments, if any, required to be paid by Allied to Armstrong pursuant to Section 7.2 below, or (iii) related to any United States federal or state tax return or report related to such payment or withholding that was or should have been filed (or caused to be filed) by Allied with the applicable United States federal or state governmental authority.

4.2	Cooperation. Upon request by Armstrong, and at Armstrong’s expense, Allied will use commercially reasonable efforts, as permitted by applicable law, to assist Armstrong in mitigating any withholding taxes required by applicable law.

5.	TERM AND TERMINATION.

5.1	Term. This Agreement will commence as of the Effective Date and, unless earlier terminated pursuant to the provisions of this Agreement and/or the accompanying Settlement Agreement, will remain in full force and effect until all applicable claims of the Armstrong Patents have expired, been abandoned, or been ruled invalid or unenforceable in a final, non-appealable decision by a court or other tribunal of competent jurisdiction (“Term”). After expiration of the Term, Allied shall have the unrestricted right to utilize the Subject Technology and/or any inventions under the Armstrong Patents, free and clear of all restrictions and licenses, subject to the following: nothing in the foregoing clause shall impede Armstrong’s right to seek damages following patent expiration during the 6 year limitations period of 35 U.S.C. § 286, to the extent such action is otherwise appropriate.

5.2	Termination for Cause. Except as otherwise specifically stated in this Agreement, if a party materially breaches this Agreement and/or the accompanying Settlement Agreement, the other party may terminate this Agreement for cause upon written notice to the breaching party specifying such breach, unless the breaching party cures such breach within thirty (30) days after receipt of such notice.

6.	REPRESENTATIONS AND WARRANTIES.

6.1	Mutual. Each party represents and warrants to the other party that:

(a)	it is duly organized, validly existing and in good standing under the laws of the state or country in which it was created;

(b)	it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;

(c)	it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)	this Agreement has been executed and delivered on behalf of such party by its duly authorized representative who has the authority to sign this Agreement and bind such party hereto, and constitutes a legal, valid, binding obligation of such party; and

(e)	the execution of this Agreement will not breach or violate any other agreement to which it is a party.

6.2	Armstrong. Armstrong represents and warrants to Allied that:

(a)	Armstrong owns, solely and exclusively, all rights, title and interest in and to the Armstrong Patents, and has the right to grant to Allied all of the rights and licenses described in this Agreement;

(b)	except for the Armstrong Patents, Armstrong neither owns nor controls any other patent or has applied for any other patent that covers or relates to carbon dioxide absorbents useful in anesthesia, although it has the unfettered right to do so at any time; and

(c)	Armstrong has not granted to any third party any rights or licenses under the Armstrong Patents, although it has the unfettered right to do so at any time.

6.3	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY.

7.	ASSIGNMENT.

7.1	By Allied. Allied may, during the Term, assign this Agreement without Armstrong’s consent, subject to the following:

(i)	Sale of Substantially All of Business. Following advance written notice to Armstrong, Allied may assign this Agreement in connection with the sale or transfer of all or substantially all of Allied’s business or assets, whether by sale of stock, merger, sale of assets or otherwise; provided, however, in the event of such a sale or transfer to a Restricted Entity, Allied shall, prior to the assignment, pay Armstrong via check made payable to Armstrong Medical Limited and delivered to Armstrong’s attorney of record in the Action, the applicable amount set forth on Schedule C, attached hereto and hereby made a part hereof, absent which any purported assignment will be invalid, void and of no effect, and the license hereunder will be deemed terminated; or

(ii)	Sale of Carbon Dioxide Absorbent Business. Following advance written notice to Armstrong, Allied may assign this Agreement in connection with the sale or transfer of the entire Allied carbon dioxide absorbent business; provided, however, in the event of such a sale or transfer to a Restricted Entity, Allied shall, prior to the assignment, pay Armstrong via check made payable to Armstrong Medical Limited and delivered to Armstrong’s attorney of record in the Action, the applicable amount set forth on Schedule C, absent which any purported assignment will be invalid, void and of no effect, and the license hereunder will be deemed terminated. Upon the occurrence of any such assignment, Allied shall not compete with Armstrong in the carbon dioxide absorbent market until such time as all applicable claims of the Armstrong Patents have expired, been abandoned, or been ruled invalid or unenforceable in a final, non-appealable decision by a court or other tribunal of competent jurisdiction. Nothing in this Section 7.1(ii) signifies that Allied would retain any license rights under the Armstrong Patents after such assignment, in any event.

Armstrong shall execute such documents as Allied shall reasonably request to confirm Allied’s right to assign pursuant to this Section to any potential assignee. Except as set forth above, any assignment of this Agreement by Allied shall be void and of no effect, and shall be a material breach of this Agreement without any cure period. If and after full payment is made to Armstrong of the applicable amount set forth on Schedule C, Allied shall not be responsible or liable to Armstrong or any third party for any action by or inaction of the assignee or any breach of this Agreement by the assignee from and after the effective date such assignment, and any such assignment shall constitute a novation.

7.2	Withholding Taxes. Armstrong acknowledges that the payment of the applicable amount set forth in Schedule C pursuant to Section 7.1 (if applicable) may be subject to Tax withholding pursuant to then current United States law. Allied shall not withhold any Taxes from such payments provided that Armstrong has provided it with IRS Form W-8BEN (or other applicable documentation mitigating withholding) that it may rely upon to mitigate or eliminate such Taxes. Upon the written request of Armstrong, Allied will delay payment of the amount required to be paid pursuant to Section 7.1 until such time as Armstrong shall have delivered to Allied a properly completed and executed IRS Form W-8BEN (or other documentation mitigating withholding) providing that either no such withholding is required, or that the amount required to be withheld is less than the amount then required to be withheld under applicable United States law (currently thirty percent (30%)). Consistent with applicable law and with no duty to investigate, Allied may rely on any information provided by Armstrong in connection with IRS Form W-8BEN (or other applicable documentation mitigating withholding). If no such notice is provided to Allied prior to fulfilling its payment obligation pursuant to Section 7.1, Allied will withhold from such payment any amounts then required pursuant to applicable United States law.

7.3	By Armstrong. If Armstrong assigns this Agreement, any of its rights hereunder or any Armstrong Patents, Armstrong will provide advance written notice to Allied of any such assignment .

7.4	Benefit. Subject to the foregoing, including, without limitation, the provisions relating to assignment and sublicensing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

8.	MISCELLANEOUS PROVISIONS

8.1	Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given, upon receipt, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by overnight delivery (receipt verified) to the persons and addresses set forth below the signature blocks, or given personally to one of the persons set forth below the signature blocks. Either party may, by written notice to the other, designate a person and/or new address to which notices to it shall thereafter be mailed.

8.2	No Agency. Nothing in this Agreement will be deemed to create an agency, employment, partnership, fiduciary or joint venture relationship between the parties. Neither party has, and nor will it represent to any third party that it has, the power or authority to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

8.3	Bankruptcy. The parties acknowledge and agree that they intend that the rights and licenses granted to Allied pursuant to this Agreement shall survive any bankruptcy or insolvency of Armstrong, whether in connection with a proceeding in bankruptcy (or its equivalent) or otherwise (collectively, “Bankruptcy Proceeding”), and regardless of whether Armstrong has a right to reject or cancel this Agreement. Therefore, the parties agree that this Agreement is a contract under which Armstrong is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (commonly referred to as the U.S. Bankruptcy Code), or as provided in any other applicable equivalent bankruptcy or insolvency code (the applicable U.S. or other bankruptcy or insolvency code being referred to herein as the “Applicable Bankruptcy Code”). Armstrong agrees that if Armstrong, as a debtor in possession (or its equivalent), or a trustee in bankruptcy (or its equivalent, referred to herein as the “Trustee”) in a proceeding under the Applicable Bankruptcy Code, has the right to and does reject this Agreement or is otherwise not bound by the provisions hereof, Allied may elect to retain its rights under this Agreement, and neither Armstrong, its successors nor the Trustee shall interfere with the rights of Allied under this Agreement, provided that Allied is not in breach of this Agreement and otherwise complies with the Applicable Bankruptcy Code. Upon the written request of Allied, Armstrong, its successor or the Trustee will confirm in writing that it will not interfere with the rights of Allied as provided in this Agreement. Further, upon the written request of Allied, Armstrong, its successors and/or the Trustee shall execute and/or file such instruments (including without limitation, if necessary, a new license agreement with the same terms and conditions of this Agreement) as may be necessary to ensure that Allied’s rights and licenses granted hereunder will not be interfered with as a result of, and will survive any such Bankruptcy Proceeding and Armstrong’s discharge thereunder, to the extent permitted by the Applicable Bankruptcy Code.

8.4	Construction. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.5	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, then such provision shall be deemed deleted and all other provisions of this Agreement shall remain in full force and effect.

8.6	Interpretation. This Agreement has been jointly prepared by the parties and their respective legal counsel and shall not be strictly construed against either party.

8.7	Counterparts. This Agreement and any amendment hereto may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Any signature may be delivered by facsimile or by electronic mail attaching a signed PDF, which shall have the same effect as an original signature.

8.8	Entire Agreement. This Agreement, together with the Schedules attached hereto and the accompanying Settlement Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges and supersedes all prior and contemporaneous discussions and agreements between them, whether written or oral.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have, by their duly authorized representatives, executed this Patent License Agreement as of the Effective Date.

ARMSTRONG MEDICAL LIMITED By: /s/ Ciaran Magee Name: Ciaran Magee Title: Technical Director	ALLIED HEALTHCARE PRODUCTS, INC. By: /s/ Earl Refsland Name: Earl Refsland Title: President